Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 19, 2013, relating to the consolidated financial statements and the related financial statement schedule of Qihoo 360 Technology Co. Ltd., its subsidiaries, its variable interest entities (“VIEs”), and VIEs’ subsidiaries (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the annual report on Form 20-F of Qihoo 360 Technology Co. Ltd. for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

August 5, 2013